Exhibit 5.1

                               OPINION OF COUNSEL

                                OWEN M. NACCARATO
                                 ATTORNEY AT LAW
                                   31 GRENACHE
                                IRVINE, CA 91614
                   Office: (310) 312-9652 Fax: (310) 473-5442
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May 14, 1999

Diamond Entertainment Corporation
16200 Carmenita Road
Cerritos, California 90703

Re:      Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Diamond Entertainment Corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 6,000,000 shares of the Company's common stock, no par value, (the "common stock"), issuable pursuant to the Company's Advisory and Consultants Agreement, (the "Plan").

         I have examined the Certificate of Incorporation, as amended, and the By-Laws of the company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgement are necessary or appropriate to enable me to render the opinions expressed below.

         Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

         Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Owen Naccarato
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Owen Naccarato, Esq.



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